EXHIBIT 99.1

News from Xerox Holdings Corporation

Xerox Releases Second-Quarter Results, Raises 2023 Guidance
Resilient demand and balanced execution drive growth in revenue and profits

Financial Summary
Q2 2023
•Revenue of $1.75 billion, up 0.4 percent, or 0.5 percent in constant currency.
•GAAP (loss) earnings per share (EPS) of $(0.41), down $0.36 year-over-year.
•Adjusted EPS of $0.44, up $0.31 year-over-year.
•Adjusted operating margin of 6.1 percent, up 410 basis points year-over-year.
•Operating cash flow of $95 million, up $180 million year-over-year.
•Free cash flow of $88 million, up $186 million year-over-year.
•Increasing guidance for adjusted operating margin to a range of 5.5% to 6.0%, and free cash flow to at least $600 million.

NORWALK, Conn., July 25, 2023 — Xerox Holdings Corporation (NASDAQ: XRX) today announced its 2023 second-quarter results.

“Over the last 12 months, Xerox has taken significant steps to strengthen its operating and financial discipline, leading to another quarter of profitable growth amid a dynamic macroeconomic backdrop,” said Steve Bandrowczak, chief executive officer at Xerox. “I’m proud of the part all Xerox employees and partners have played in our continued success. An improved operating system leaves us well positioned to pursue growth opportunities as we focus on meeting clients’ evolving needs in today’s hybrid workplace.”
Second-Quarter Key Financial Results

(in millions, except per share data)	Q2 2023	Q2 2022	B/(W) YOY	% Change B/(W) YOY
Revenue	$1,754	$1,747	$7	0.4% AC 0.5% CC (1)
Gross Margin	34.0%	31.9%	210 bps
RD&E %	3.2%	4.8%	160 bps
SAG %	24.7%	26.3%	160 bps
Pre-Tax (Loss)	$(89)	$(5)	$(84)	NM
Pre-Tax (Loss) Margin	(5.1)%	(0.3)%	(480) bps
Operating Income - Adjusted (1)	$107	$35	$72	205.7%
Operating Income Margin - Adjusted (1)	6.1%	2.0%	410 bps
GAAP Diluted (Loss) per Share	$(0.41)	$(0.05)	$(0.36)	NM
Diluted Earnings Per Share - Adjusted (1)	$0.44	$0.13	$0.31	238.5%
_____________
(1)Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

During the second quarter of 2023, the Company recast FITTLE’s segment revenues and profit measures to reflect the recent strategic shift in the Company’s approach to funding FITTLE’s growth through receivable funding agreements that involve the sale of lease receivables. Refer to 2023 Segment Reporting Change for FITTLE’s recast Segment revenues and profits for FY 2022 and Q1 2023.

Second-Quarter Segment Results

(in millions)	Q2 2023	Q2 2022	B/(W) YOY	% Change B/(W) YOY
Revenue
Print and Other	$1,674	$1,673	$1	0.1%
Financing (FITTLE)	101	96	5	5.2%
Intersegment Elimination (1)	(21)	(22)	1	(4.5)%
Total Revenue	$1,754	$1,747	$7	0.4%
Profit
Print and Other	$107	$29	$78	269.0%
Financing (FITTLE)	—	6	(6)	(100.0)%
Total Profit	$107	$35	$72	205.7%
_____________
(1)Reflects revenue, primarily commissions and other payments, made by the FITTLE segment to the Print and Other segment for the lease of Xerox equipment placements.

2023 Guidance
•Revenue: flat to down low-single-digits in constant currency
•Adjusted Operating Margin: 5.5% to 6.0%
•Free cash flow: at least $600 million

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:
•Adjusted EPS, which excludes Restructuring and related costs, net, Amortization of intangible assets, non-service retirement-related costs, and other discrete adjustments from GAAP EPS, as applicable.
•Adjusted operating income and margin, which exclude the EPS adjustments noted above as well as the remainder of Other expenses, net from pre-tax loss and margin.
•Constant currency (CC) revenue change, which excludes the effects of currency translation.
•Free cash flow, which is operating cash flow less capital expenditures.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward Looking Statements
This release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: Global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, trade protection measures, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; and other factors as set forth from time to time in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The Company intends these forward-looking statements to speak only as of the date of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Media Contact:
Justin Capella, Xerox, +1-203-258-6535, Justin.Capella@xerox.com

Investor Contact:
David Beckel, Xerox, +1-203-849-2318, David.Beckel@xerox.com

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XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per-share data)	2023	2022	2023	2022
Revenues
Sales	$696	$667	$1,355	$1,259
Services, maintenance and rentals	1,009	1,028	2,013	2,051
Financing	49	52	101	105
Total Revenues	1,754	1,747	3,469	3,415
Costs and Expenses
Cost of sales	452	487	877	922
Cost of services, maintenance and rentals	671	677	1,336	1,356
Cost of financing	34	26	70	50
Research, development and engineering expenses	57	84	121	162
Selling, administrative and general expenses	433	459	840	914
Restructuring and related costs, net	23	1	25	19
Amortization of intangible assets	10	10	21	21
PARC donation	132	—	132	—
Other expenses, net	31	8	51	65
Total Costs and Expenses	1,843	1,752	3,473	3,509
Loss before Income Taxes & Equity Income(1)	(89)	(5)	(4)	(94)
Income tax (benefit) expense	(28)	1	(14)	(30)
Equity in net income of unconsolidated affiliates	1	1	1	2
Net (Loss) Income	(60)	(5)	11	(62)
Less: Net income (loss) attributable to noncontrolling interests	1	(1)	1	(2)
Net (Loss) Income Attributable to Xerox Holdings	$(61)	$(4)	$10	$(60)

Basic (Loss) Earnings per Share	$(0.41)	$(0.05)	$0.02	$(0.43)
Diluted (Loss) Earnings per Share	$(0.41)	$(0.05)	$0.02	$(0.43)
___________________________
(1) Referred to as “Pre-tax loss” throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2023	2022	2023	2022
Net (Loss) Income	$(60)	$(5)	$11	$(62)
Less: Net income (loss) attributable to noncontrolling interests	1	(1)	1	(2)
Net (Loss) Income Attributable to Xerox Holdings	(61)	(4)	10	(60)

Other Comprehensive Income (Loss), Net
Translation adjustments, net	49	(287)	141	(359)
Unrealized losses, net	(5)	(14)	(1)	(25)
Changes in defined benefit plans, net	(27)	3	(41)	42
Other Comprehensive Income (Loss), Net	17	(298)	99	(342)
Less: Other comprehensive loss, net attributable to noncontrolling interests	—	—	(1)	—
Other Comprehensive Income (Loss), Net Attributable to Xerox Holdings	17	(298)	100	(342)

Comprehensive (Loss) Income, Net	(43)	(303)	110	(404)
Less: Comprehensive income (loss), net attributable to noncontrolling interests	1	(1)	—	(2)
Comprehensive (Loss) Income, Net Attributable to Xerox Holdings	$(44)	$(302)	$110	$(402)

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$477	$1,045
Accounts receivable (net of allowance of $58 and $52, respectively)	903	857
Billed portion of finance receivables (net of allowance of $4 and $4, respectively)	70	93
Finance receivables, net	940	1,061
Inventories	782	797
Other current assets	218	254
Total current assets	3,390	4,107
Finance receivables due after one year (net of allowance of $99 and $113, respectively)	1,697	1,948
Equipment on operating leases, net	259	235
Land, buildings and equipment, net	281	320
Intangible assets, net	194	208
Goodwill, net	2,751	2,820
Deferred tax assets	620	582
Other long-term assets	1,377	1,323
Total Assets	$10,569	$11,543
Liabilities and Equity
Short-term debt and current portion of long-term debt	$891	$860
Accounts payable	1,041	1,331
Accrued compensation and benefits costs	251	258
Accrued expenses and other current liabilities	766	881
Total current liabilities	2,949	3,330
Long-term debt	2,225	2,866
Pension and other benefit liabilities	1,206	1,175
Post-retirement medical benefits	179	184
Other long-term liabilities	394	411
Total Liabilities	6,953	7,966

Noncontrolling Interests	10	10

Convertible Preferred Stock	214	214

Common stock	157	156
Additional paid-in capital	1,607	1,588
Retained earnings	5,057	5,136
Accumulated other comprehensive loss	(3,437)	(3,537)
Xerox Holdings shareholders’ equity	3,384	3,343
Noncontrolling interests	8	10
Total Equity	3,392	3,353
Total Liabilities and Equity	$10,569	$11,543

Shares of Common Stock Issued and Outstanding	157,105	155,781

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2023	2022	2023	2022
Cash Flows from Operating Activities
Net (Loss) Income	$(60)	$(5)	$11	$(62)

Adjustments required to reconcile Net (loss) income to cash flows provided by (used in) operating activities
Depreciation and amortization	62	68	126	140
Provisions	21	16	21	35
Net gain on sales of businesses and assets	(2)	(1)	(2)	(1)
PARC donation	132	—	132	—
Stock-based compensation	14	35	28	50
Restructuring and asset impairment charges	13	2	14	22
Payments for restructurings	(8)	(14)	(14)	(21)
Non-service retirement-related costs	11	(4)	10	(11)
Contributions to retirement plans	(15)	(34)	(32)	(72)
Increase in accounts receivable and billed portion of finance receivables	(75)	(62)	(36)	(49)
Decrease (increase) in inventories	76	(64)	12	(95)
Increase in equipment on operating leases	(37)	(11)	(77)	(47)
Decrease (increase) in finance receivables	247	(24)	407	17
Decrease in other current and long-term assets	12	36	15	35
(Decrease) increase in accounts payable	(249)	61	(290)	172
Increase (decrease) in accrued compensation	9	(15)	(7)	7
Decrease in other current and long-term liabilities	(11)	(5)	(139)	(48)
Net change in income tax assets and liabilities	(35)	(37)	(17)	(76)
Net change in derivative assets and liabilities	9	(13)	22	(6)
Other operating, net	(19)	(14)	(11)	(9)
Net cash provided by (used in) operating activities	95	(85)	173	(19)
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(7)	(13)	(15)	(29)
Proceeds from sales of businesses and assets	2	26	3	26
Acquisitions, net of cash acquired	—	2	(7)	(52)
Other investing, net	—	(2)	(3)	(7)
Net cash (used in) provided by investing activities	(5)	13	(22)	(62)
Cash Flows from Financing Activities
Net payments on debt	(174)	(401)	(626)	(379)
Dividends	(43)	(42)	(88)	(88)
Payments to acquire treasury stock, including fees	—	—	—	(113)
Other financing, net	(3)	5	(11)	(7)
Net cash used in financing activities	(220)	(438)	(725)	(587)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2	(24)	4	(14)
Decrease in cash, cash equivalents and restricted cash	(128)	(534)	(570)	(682)
Cash, cash equivalents and restricted cash at beginning of period	697	1,761	1,139	1,909
Cash, Cash Equivalents and Restricted Cash at End of Period	$569	$1,227	$569	$1,227

Second Quarter 2023 Overview
In the second quarter 2023, resilient demand and balanced execution drove another quarter of growth in revenue, profits, and cash flow. Recent improvements in financial performance are driven by an intense focus on our three strategic priorities, which includes a focus on delivering client success through products and services that address the productivity challenges of today’s hybrid workplace.
Equipment sales revenue of $420 million in the second quarter 2023 increased 14.8% in actual currency and 14.3% in constant currency1 as compared to the prior year period, reflecting stable demand and improved product availability, particularly in the Americas, and for our higher margin A3 devices. As expected, backlog2 returned to normalized levels and since we do not expect changes in backlog2 to materially affect results going forward, we will no longer provide detailed backlog2 information. Consistent with recent quarters, revenue growth outpaced equipment installations due to favorable mix and pricing. Post-sale revenue of $1.3 billion in the second quarter 2023 declined 3.4% in actual currency as compared to the prior year period and 3.2% in constant currency1. The decrease was driven primarily by non-contractual items, including lower IT hardware and paper sales, lower finance income and the cessation of Fuji royalties, partially offset by gains and commissions on sales of finance receivables.
Pre-tax loss increased year-over-year driven by a net pre-tax charge of $132 million related to the donation of our Palo Alto Research Center (PARC), partially offset by continued cost reduction actions, supply chain-related cost improvements and higher revenues. Adjusted1 operating income, which excludes the PARC donation, was also higher year-over-year as a result of these impacts. These benefits were partially offset by currency, the cessation of Fuji royalty income, higher bad debt and employee compensation expenses. We continue to expect to deliver low to mid-single digit gross operating cost efficiencies for the year.
Total Revenue is expected to be flat to down low-single-digits in constant currency1 in 2023. Adjusted1 operating income margin is expected to increase from a range of 5.0% to 5.5%, to a range of 5.5% to 6.0%, due to a stronger-than-expected realization of operating efficiencies and revenue mix. We also expect free cash flow1 for 2023 to increase from “at least $500 million” to “at least $600 million”. The increase reflects an improvement in expected operating income and incremental sales of finance receivables.

Segment Reporting Change
During the second quarter 2023, as a result of the recent strategic shift in the Company’s approach to funding FITTLE’s growth through finance receivables funding agreements that involve the sale of lease receivables, the measures of the FITTLE’s segment revenues and profits used by our Chief Operating Decision Maker (CODM), our Chief Executive Officer, were recast as follows to correspond with this change in strategy:
•The management and oversight of the equipment on operating leases portion of our financing business was transferred from the FITTLE segment to the marketing and sales groups in the Print and Other segment since the finance receivables funding agreements currently exclude the sale of operating lease arrangements.
•The allocation of shared expenses as well as commissions and other payments made by the FITTLE segment to the Print and Other segment were recast to better reflect the operations of FITTLE in line with the change in strategic direction.
The recast to our segment measures align with the financial information used by our CODM in evaluating our reportable segments’ performance and allocating resources. The prior period amounts have been recast to reflect the change in segment measures of revenue and profits. See Segment Review - 2023 Segment Reporting Change for recast made to conform to our new segment measurements.

___________
(1)Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.
(2)Order backlog is measured as the value of unfulfilled sales orders, shipped and non-shipped, received from our customers waiting to be installed, including orders with future installation dates. It includes printing devices as well as IT hardware associated with our IT service offerings.

Donation of Palo Alto Research Center (PARC)
On April 29, 2023, Xerox completed the donation of its Palo Alto Research Center (PARC) subsidiary to Stanford Research Institute International (SRI), a nonprofit research institute. The donation enables Xerox to focus on its core businesses and prioritize growth through its business technology solutions for customers in Print, as well as Digital Services and IT Services. The donation also allows PARC to reach its full potential through SRI’s resources and deep-tech expertise that will enable PARC to focus exclusively on the development of pioneering innovative technologies. The majority of patents held by PARC will be retained by Xerox with a perpetual license to use those patents being provided to SRI. Xerox, at its option, will also continue to receive certain research services from SRI. The donation resulted in a net pre-tax charge of $132 million in the second quarter 2023, which includes allocated Goodwill of $115 million. Xerox also recorded a net income tax benefit of $40 million related to the donation for a net after-tax loss on the donation of $92 million.

Financial Review
Revenues

	Three Months Ended June 30,				% of Total Revenue
(in millions)	2023	2022	% Change	CC % Change	2023	2022
Equipment sales	$420	$366	14.8%	14.3%	24%	21%
Post sale revenue	1,334	1,381	(3.4)%	(3.2)%	76%	79%
Total Revenue	$1,754	$1,747	0.4%	0.5%	100%	100%

Reconciliation to Condensed Consolidated Statements of (Loss) Income:
Sales	$696	$667	4.3%	4.1%
Less: Supplies, paper and other sales	(276)	(301)	(8.3)%	(8.5)%
Equipment Sales	$420	$366	14.8%	14.3%

Services, maintenance and rentals	$1,009	$1,028	(1.8)%	(1.6)%
Add: Supplies, paper and other sales	276	301	(8.3)%	(8.5)%
Add: Financing	49	52	(5.8)%	(4.0)%
Post Sale Revenue	$1,334	$1,381	(3.4)%	(3.2)%

Segments
Print and Other	$1,674	$1,673	0.1%		95%	96%
FITTLE	101	96	5.2%		6%	5%
Intersegment elimination (1)	(21)	(22)	(4.5)%		(1)%	(1)%
Total Revenue(2)	$1,754	$1,747	0.4%		100%	100%

Go-to-Market Operations
Americas	$1,154	$1,150	0.3%	0.7%	66%	66%
EMEA	570	551	3.4%	3.1%	32%	31%
Other	30	46	(34.8)%	(34.8)%	2%	3%
Total Revenue(2)	$1,754	$1,747	0.4%	0.5%	100%	100%
`______________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Reflects revenue, primarily commissions and other payments made by the FITTLE segment to the Print and Other segment for the lease of Xerox equipment placements.
(2)Refer to Appendix II, Reportable Segments and Geographic Sales Channels, for definitions.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended June 30,
(in millions)	2023	2022	B/(W)
Gross Profit	$597	$557	$40
RD&E	57	84	27
SAG	433	459	26

Equipment Gross Margin	35.2%	23.5%	11.7	pts.
Post sale Gross Margin	33.6%	34.1%	(0.5)	pts.
Total Gross Margin	34.0%	31.9%	2.1	pts.
RD&E as a % of Revenue	3.2%	4.8%	1.6	pts.
SAG as a % of Revenue	24.7%	26.3%	1.6	pts.

Pre-tax (Loss)	$(89)	$(5)	$(84)
Pre-tax (Loss) Margin	(5.1)%	(0.3)%	(4.8)	pts.

Adjusted(1) Operating Income	$107	$35	$72
Adjusted(1) Operating Income Margin	6.1%	2.0%	4.1	pts.
_____________
(1) Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.
Other Expenses, Net

	Three Months Ended June 30,
(in millions)	2023	2022
Non-financing interest expense	$12	$23
Interest income	(4)	(3)
Non-service retirement-related costs	11	(4)
Currency losses, net	5	1
Loss on early extinguishment of debt	3	4
Excess contribution refund	—	(16)
All other expenses, net	4	3
Other expenses, net	$31	$8

Segment Review

	Three Months Ended June 30,
(in millions)	External Revenue	Intersegment Revenue(1)	Total Segment Revenue	% of Total Revenue	Segment Profit	Segment Margin(2)
2023
Print and Other	$1,653	$21	$1,674	94%	$107	6.5%
FITTLE	101	—	101	6%	—	—%
Total	$1,754	$21	$1,775	100%	$107	6.1%

2022
Print and Other	$1,651	$22	$1,673	95%	$29	1.8%
FITTLE	96	—	96	5%	6	6.3%
Total	$1,747	$22	$1,769	100%	$35	2.0%
_____________
(1)Reflects revenue, primarily commissions and other payments, made by the FITTLE segment to the Print and Other segment for the lease of Xerox equipment placements.
(2)Segment margin based on external revenue only.

Print and Other
Print and Other includes the design, development and sale of document management systems, solutions and services as well as associated technology offerings including IT and software products and services.

Revenue

	Three Months Ended June 30,
(in millions)	2023	2022	% Change
Equipment sales	$414	$361	14.7%
Post sale revenue	1,239	1,290	(4.0)%
Intersegment revenue (1)	21	22	(4.5)%
Total Print and Other Revenue	$1,674	$1,673	0.1%
_____________
(1)Reflects revenue, primarily commissions and other payments, made by the FITTLE segment to the Print and Other segment for the lease of Xerox equipment placements.

Detail by product group is shown below.

	Three Months Ended June 30,				% of Equipment Sales
(in millions)	2023	2022	% Change	CC % Change	2023	2022
Entry	$63	$66	(4.5)%	(4.3)%	15%	18%
Mid-range	270	221	22.2%	21.9%	64%	60%
High-end	82	76	7.9%	8.0%	20%	21%
Other	5	3	66.7%	66.7%	1%	1%
Equipment Sales (1),(2)	$420	$366	14.8%	14.3%	100%	100%

_____________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Refer to Appendix II, Reportable Segments and Geographic Sales Channels, for definitions.
(2)Includes equipment sales related to the FITTLE segment of $6 million and $5 million for the second quarter 2023 and 2022, respectively.

FITTLE
FITTLE represents a global financing solutions business, primarily enabling the sale of our equipment and services.
Revenue

	Three Months Ended June 30,
(in millions)	2023	2022	% Change
Equipment sales	$6	$5	20.0%
Financing	49	52	(5.8)%
Other Post sale revenue (1)	46	39	17.9%
Total FITTLE Revenue	$101	$96	5.2%
_____________
(1)Other Post sale revenue includes lease renewal and fee income.

2023 Segment Reporting Change
The following provides segment revenues and profits for each quarter and full-year 2022, and the first quarter 2023 periods, recast to conform to our new segment measurements:

	2022					2023
	Q1	Q2	Q3	Q4	Full-Year	Q1
Segment Revenues:

As Reported:
Print and Other	$1,550	$1,633	$1,641	$1,843	$6,667	$1,613
FITTLE	158	151	150	151	610	154
Intersegment revenue(1)	(40)	(37)	(40)	(53)	(170)	(52)
Total External Revenue	$1,668	$1,747	$1,751	$1,941	$7,107	$1,715

Change:
Print and Other	43	40	35	19	137	23
FITTLE	(60)	(55)	(52)	(50)	(217)	(52)
Intersegment revenue(1)	17	15	17	31	80	29
Total External Revenue	$—	$—	$—	$—	$—	$—

As Recast:
Print and Other	1,593	1,673	1,676	1,862	6,804	1,636
FITTLE	98	96	98	101	393	102
Intersegment revenue(1)	(23)	(22)	(23)	(22)	(90)	(23)
Total External Revenue	$1,668	$1,747	$1,751	$1,941	$7,107	$1,715
_____________
(1)Reflects revenue, primarily commissions and other payments, made by the FITTLE segment to the Print and Other segment for the lease of Xerox equipment placements.

	2022					2023
	Q1	Q2	Q3	Q4	Full-Year	Q1
Segment Profit/(Loss):

As Reported:
Print and Other	$(20)	$18	$57	$183	$238	$106
FITTLE	17	17	8	(5)	37	12
Total	$(3)	$35	$65	$178	$275	$118

Change:
Print and Other	9	11	6	(6)	20	(6)
FITTLE	(9)	(11)	(6)	6	(20)	6
Total	$—	$—	$—	$—	$—	$—

As Recast:
Print and Other	(11)	29	63	177	258	100
FITTLE	8	6	2	1	17	18
Total	$(3)	$35	$65	$178	$275	$118

Forward-Looking Statements
This release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: Global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, trade protection measures, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; and other factors as set forth from time to time in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
The Company intends these forward-looking statements to speak only as of the date of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our Condensed Consolidated Financial Statements prepared in accordance with GAAP.
Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below, as well as in the second quarter 2023 presentation slides available at www.xerox.com/investor.
Adjusted Earnings Measures
•Adjusted Net Income and Earnings per share (EPS)
•Adjusted Effective Tax Rate
The above measures were adjusted for the following items:
Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.
Discrete, unusual or infrequent items: We exclude these item(s), when applicable, given their discrete, unusual or infrequent nature and their impact on the comparability of our results for the period to prior periods and future expected trends:
•PARC donation

•Accelerated share vesting - stock compensation expense associated with the accelerated vesting of all outstanding equity awards, according to the terms of the award agreement, in connection with the passing of Xerox Holding's former CEO.
•Loss on early extinguishment of debt
Adjusted Operating Income and Margin
We calculate and utilize adjusted operating income (loss) and margin measures by adjusting our reported pre-tax income (loss) and margin amounts. In addition to the costs and expenses noted as adjustments for our adjusted earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency (CC)
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.
Adjusted Net Income and EPS reconciliation

	Three Months Ended June 30,
	2023		2022
(in millions, except per share amounts)	Net (Loss) Income	Diluted EPS	Net (Loss) Income	Diluted EPS
Reported(1)	$(61)	$(0.41)	$(4)	$(0.05)
Adjustments:
Restructuring and related costs, net	23		1
Amortization of intangible assets	10		10
Non-service retirement-related costs	11		(4)
PARC donation	132		—
Accelerated share vesting	—		21
Loss on early extinguishment of debt	3		4
Income tax on PARC donation(2)	(40)		—
Income tax on adjustments (excluding PARC donation)(2)	(6)		(4)
Adjusted	$72	$0.44	$24	$0.13

Dividends on preferred stock used in adjusted EPS calculation(3)		$3		$3
Weighted average shares for adjusted EPS(3)		158		156
Fully diluted shares at end of period(4)		158
_____________
(1)Net (loss) and EPS attributable to Xerox Holdings. Second quarter 2023 includes the after-tax PARC donation charge of $92 million ($132 million pre-tax), or $0.58 per diluted share.
(2)Refer to Adjusted Effective Tax Rate reconciliation.
(3)For those periods that include the preferred stock dividend, the average shares for the calculations of diluted EPS exclude the 7 million shares associated with our Series A convertible preferred stock.
(4)Reflects common shares outstanding at June 30, 2023, plus potential dilutive common shares used for the calculation of adjusted diluted EPS for the second quarter 2023. The amount excludes shares associated with our Series A convertible preferred stock, which were anti-dilutive for the second quarter 2023.

Adjusted Effective Tax Rate reconciliation

	Three Months Ended June 30,
	2023			2022
(in millions)	Pre-Tax (Loss) Income	Income Tax (Benefit) Expense	Effective Tax Rate	Pre-Tax (Loss) Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$(89)	$(28)	31.5%	$(5)	$1	(20.0)%
PARC donation(2)	132	40		—	—
Non-GAAP adjustments(2)	47	6		32	4
Adjusted(3)	$90	$18	20.0%	$27	$5	18.5%
_____________
(1)Pre-tax (loss) and income tax (benefit) expense.
(2)Refer to Adjusted Net Income and EPS reconciliation for details.
(3)The tax impact on Adjusted Pre-Tax Income is calculated under the same accounting principles applied to the Reported Pre-Tax (Loss) under ASC 740, which employs an annual effective tax rate method to the results.

Adjusted Operating Income and Margin reconciliation

	Three Months Ended June 30,
	2023			2022
(in millions)	(Loss) Profit	Revenue	Margin	(Loss) Profit	Revenue	Margin
Reported(1)	$(89)	$1,754	(5.1)%	$(5)	$1,747	(0.3)%
Adjustments:
Restructuring and related costs, net	23			1
Amortization of intangible assets	10			10
PARC donation	132			—
Accelerated share vesting	—			21
Other expenses, net	31			8
Adjusted	$107	$1,754	6.1%	$35	$1,747	2.0%
_____________
(1) Pre-tax (loss).
Free Cash Flow reconciliation

	Three Months Ended June 30,
(in millions)	2023	2022
Reported(1)	$95	$(85)
Less: capital expenditures	7	13
Free Cash Flow	$88	$(98)
_____________
(1)Net cash provided by (used in) operating activities.

GUIDANCE
Adjusted Operating Income and Margin

	FY 2023
(in millions)	Profit	Revenue (CC)(2,3)	Margin
Estimated(1)	~ $125	~ $7,100	~ 1.8%
Adjustments:
PARC donation	132
Restructuring and related costs, net	75
Amortization of intangible assets	40
Other expenses, net	40
Adjusted (4)	~ $410	~ $7,100	5.5% - 6.0%
_____________
(1)Pre-tax income and Revenue.
(2)Full-year revenue is estimated to be flat to down low-single-digits in constant currency. Revenue of $7.1 billion reflects the high end of the guidance range.
(3)See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(4)Adjusted pre-tax income reflects the mid-point of the adjusted operating margin guidance range.

Free Cash Flow

(in millions)	FY 2023
Operating Cash Flow (1)	At least $650
Less: capital expenditures	50
Free Cash Flow	At least $600
_____________
(1)Net cash provided by operating activities.

APPENDIX I
Xerox Holdings Corporation
(Loss) Earnings per Share

(in millions, except per-share data, shares in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Basic (Loss) Earnings per Share:
Net (Loss) Income Attributable to Xerox Holdings	$(61)	$(4)	$10	$(60)
Accrued dividends on preferred stock	(3)	(3)	(7)	(7)
Adjusted net (loss) income available to common shareholders	$(64)	$(7)	$3	$(67)
Weighted average common shares outstanding	157,009	155,170	156,817	155,897

Basic (Loss) Earnings per Share	$(0.41)	$(0.05)	$0.02	$(0.43)

Diluted (Loss) Earnings per Share:
Net (Loss) Income Attributable to Xerox Holdings	$(61)	$(4)	$10	$(60)
Accrued dividends on preferred stock	(3)	(3)	(7)	(7)
Adjusted net (loss) income available to common shareholders	$(64)	$(7)	$3	$(67)
Weighted average common shares outstanding	157,009	155,170	156,817	155,897
Common shares issuable with respect to:
Stock Options	—	—	—	—
Restricted stock and performance shares	—	—	1,078	—
Convertible preferred stock	—	—	—	—
Adjusted weighted average common shares outstanding	157,009	155,170	157,895	155,897

Diluted (Loss) Earnings per Share	$(0.41)	$(0.05)	$0.02	$(0.43)

The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	287	693	287	693
Restricted stock and performance shares	7,174	6,178	6,096	6,178
Convertible preferred stock	6,742	6,742	6,742	6,742
Total Anti-Dilutive Securities	14,203	13,613	13,125	13,613

Dividends per Common Share	$0.25	$0.25	$0.50	$0.50

APPENDIX II
Xerox Holdings Corporation
Reportable Segments
Our reportable segments are aligned with how we manage the business and view the markets we serve. We have two reportable segments - Print and Other, and Financing (FITTLE). Our two reportable segments are determined based on the information reviewed by the Chief Operating Decision Maker (CODM), our Chief Executive Officer (CEO), together with the Company’s management to evaluate performance of the business and allocate resources.
Our Print and Other segment includes the sale of document systems, supplies and technical services and managed services. The segment also includes the delivery of managed services that involve a continuum of solutions and services that help our customers optimize their print and communications infrastructure, apply automation and simplification to maximize productivity, and ensure the highest levels of security. This segment also includes IT services and software. Our product groupings range from:
•“Entry”, which include A4 devices and desktop printers and multifunction devices that primarily serve small and medium workgroups/work teams.
•“Mid-Range”, which include A3 devices that generally serve large workgroup/work team environments as well as products in the Light Production product groups serving centralized print centers, print for pay and low volume production print establishments.
•“High-End”, which include production printing and publishing systems that generally serve the graphic communications marketplace and print centers in large enterprises.
Customers range from small and mid-sized businesses to large enterprises. Customers also include graphic communication enterprises as well as channel partners including distributors and resellers. Segment revenues also include commissions and other payments from our FITTLE segment for the exclusive right to provide lease financing for Xerox products. These revenues are reported as part of Intersegment Revenues, which are eliminated in consolidated revenues.
The FITTLE segment provides global leasing solutions and currently offers financing for direct channel customer purchases of Xerox equipment through bundled lease agreements, lease financing to end-user customers who purchase Xerox and non-Xerox equipment through our indirect channels and leasing solutions for OEMs of print and non-print related office equipment and IT services equipment. Segment revenues primarily include financing income on sales-type leases (including month-to-month extensions) and leasing fees. Segment revenues also include gains/losses from the sale of finance receivables including commissions, fees on the sales of underlying equipment residuals and servicing fees.
Geographic Sales Channels
We also operate a matrix organization that includes a geographic focus that is primarily organized from a sales perspective on the basis of “go-to-market” (GTM) sales channels as follows:
•Americas, which includes our sales channels in the U.S. and Canada, as well as Mexico, Brazil and Central and South America.
•EMEA, which includes our sales channels in Europe, the Middle East, Africa and India.
•Other, which includes royalties and licensing revenue.
These GTM sales channels are structured to serve a range of customers for our products and services, including financing. Accordingly, we will continue to provide information, primarily revenue related, with respect to our principal GTM sales channels.